Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Ulta Salon, Cosmetics & Fragrance, Inc. 2011 Incentive Award Plan and of our reports dated March 30, 2011, with respect to the financial statements of Ulta Salon, Cosmetics & Fragrance, Inc. and the effectiveness of internal control over financial reporting of Ulta Salon, Cosmetics, & Fragrance included in its Annual Report (Form 10-K) for the year ended January 29, 2011, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
September 8, 2011